UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number: 1-13226
                                             -------

                      PHOENIX RESTAURANT GROUP, INC.
                  --------------------------------------
          (Exact name of registrant as specified in its charter)

           1210 Briarville Road, Madison, TN 37115; (615) 277-1234
           -------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                      Common Stock, $0.10 par value
                      -----------------------------
           (Title of each class of securities covered by this Form)

     Title of all other classes of securities for which a duty to file
reports under Section 13(a) or 15(d) remains:   None.
                                                ----

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6             [X]
       Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 167
             ---

     Approximate number of holders of record as of the beginning of the Registrant's 2001 fiscal year: 163
                               ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Phoenix Restaurant Group, Inc. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

Dated: November 20, 2001

                                 PHOENIX RESTAURANT GROUP, INC.


                                 By:/s/ Jeffrey M. Pate
                                    -----------------------------------------
                                    Jeffrey M. Pate, Chief Financial Officer,
                                    Secretary and Senior Vice President